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                                                                     Exhibit 3.5

FILED
                       CERTIFICATE OF CHANGE IN NUMBER OF
                     AUTHORIZED SHARES OF CLASS AND SERIES
FEB 02 1998
                                       OF

                         HARVARD SCIENTIFIC CORPORATION
                              a Nevada corporation

     1. Harvard Scientific Corporation (the "Corporation") has one (1) class and series of common stock.
     2. The current number of authorized shares of the common stock of the Corporation is ONE HUNDRED MILLION (100,000,000), par value ONE MIL ($0.001) per share.
     3. After the reverse stock split and change in the number of authorized shares of the Corporation as reflected herein, the total number of authorized shares of common stock of the Corporation shall be TEN MILLION (10,000,000), par value ONE CENT ($0.01) per share.
     4. By this certificate the Corporation shall effect a 1 for 10 (1:10) reverse stock split of its common stock requiring the surrender of ten (10) shares of the presently issued and outstanding common stock of the Corporation in exchange for one (1) share of the restated authorized common stock of the Corporation.
     5. Any potential fractional shares created by the reverse stock split reflected herein shall be rounded up to the next whole share. Therefore, any stockholder entitled to fractional share of the Corporation's common stock as a result of the reverse stock split reflected herein shall receive one whole share of the Corporation's common stock instead of said fractional share of stock. This shall be done to prevent the issuance of any fractional shares. No money or scrip will be paid to stockholders otherwise entitled to a fraction of a share.


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     6. Pursuant to Nevada Revised Statutes 78.207, no stockholder action and/or approval was required or obtained to authorize the reverse stock split reflected herein. Instead, pursuant to Nevada Revised Statutes 78.207, said reverse stock split was authorized by a resolution duly adopted by the board of directors of the Corporation.
     7. The reverse stock split reflected herein shall become effective February 2, 1998 at 4:30 p.m. Eastern Standard Time.


By  /s/ Thomas E. Waite                      By  /s/ Barbara Krilich
   ----------------------------                 --------------------------
     Thomas E. Waite                              Barbara Krilich
     President                                    Secretary
     Harvard Scientific Corporation               Harvard Scientific Corporation


STATE OF FLORIDA         )
                         ) ss
COUNTY OF SEMINOLE       )

This instrument was acknowledged before me on 1/2/98, 1997, by THOMAS E. WAITE as President of HARVARD SCIENTIFIC CORPORATION.

/s/ Martin Baker         [NOTARY SEAL HERE]
--------------------
Notary Public

STATE OF OK         )
                    ) ss
COUNTY OF OK        )

This instrument was acknowledged before me on Jan. 29, 1998, by BARBARA KRILICH as Secretary of HARVARD SCIENTIFIC CORPORATION.

/s/ Elizabeth Walker          [NOTARY SEAL HERE]
-----------------------
Notary Public